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                                                               Exhibit 29(b)(13)

   Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions "Accumulation Unit Values" and "Independent Registered Public Accounting Firm" in Post-Effective Amendment No. 70 to the Registration Statement (Form N-3 No. 002-25618) and related Prospectus and Statement of Additional Information appearing therein pertaining to Lincoln National Variable Annuity Fund A (Group), and to the use therein of our reports dated (a) March 18, 2009, with respect to the consolidated financial statements of The Lincoln National Life Insurance Company and (b) February 13, 2009, with respect to the financial statements of Lincoln National Variable Annuity Fund A (Group).

                                                          /s/ Ernst & Young, LLP

Philadelphia, Pennsylvania
April 27, 2009